EXHIBIT 3(ii)

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                       SYNTHETIC FLOWERS OF AMERICA, INC.


Pursuant to the provisions of section 607.1006, Florida Statutes, this corporation adopts the following articles of amendment to its articles of incorporation:

                                    ARTICLE I

Corporate Name
--------------

The name of this corporation shall be changed from Synthetic Flowers of America, Inc. to Pinecrest Investment Group, Inc.

                                   ARTICLE IV

Capital Stock
-------------

The aggregate number of shares of capital stock that this corporation shall be authorized to have outstanding at any one time shall be one hundred million shares of common stock at $.001 par value per share and twenty five million shares of preferred stock at $.001 par value per share. Each share of issued and outstanding common stock shall entitle the holder thereof to participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the corporation upon liquidation or dissolution.


                                    ARTICLE V

Place of Business
-----------------

The address of the principal place of business of this corporation in the State of Florida shall be 1211 Tech Blvd., Suite 101, Tampa, Fl. 33619. The Board of Directors may at any time and from time move the principal office of this corporation.

                                   ARTICLE VI

Directors and Officers
----------------------

The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws. The Board of Directors shall be elected by the Stockholders of the corporation at such time and in such manner as provided by the By-Laws. The name and address of the new Board of Director and Officers are as follows:


         David B. Howe                      Chairman of the Board
         1211 Tech Blvd., Suite 101         President/Chief Executive Officer
         Tampa, Fl. 33619

         Sheryl B. Salvadore                Secretary/Treasurer
         1211 Tech Blvd. Suite 101
         Tampa, Fl. 33619

                                    ARTICLE X

Indemnification
---------------

If in the judgment of a majority of the entire Board of Directors, (excluding from such majority any director under consideration for indemnification), the criteria set forth in 607.0850 (1) or (2), Florida Statutes, as then in effect, have been met, then the corporation shall indemnify any director, officer, employee, or agent thereof, whether current or former, together with his or her personal representatives, devises or heirs, in the manner and to the extent contemplated by 607.0850, as then in effect, or by any successor law thereto.


                                  ARTICLE XIII

Registered Agent
----------------

The name and street address of the registered agent of the corporation shall be Walter H. C. Drakeford, Esq., 2212 4th Ave., Tampa, Fl. 33605.

The date of each amendment's adoption is January 16, 1999.

The amendments were adopted by the board of directors without shareholder action and shareholder action was not required.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment of the Articles this 16th day of January, 1999.


PINECREST INVESTMENT GROUP, INC.


/s/   David B. Howe
------------------------------------
David B. Howe
Chairman of the Board
President and Chief Executive Officer


                                 ACKNOWLEDGEMENT

I hereby accept my appointment as Registered Agent of the above named corporation, acknowledge that I am familiar with and accept the obligation imposed by Florida law upon that position, and agree to act as such in accordance with provisions of 48.091 and 607.0505, Florida Statutes.


/s/  Walter H.C. Drakeford
------------------------------
Walter H.C. Drakeford, Esq.